EXHIBIT 99.1

Sunvault Energy Welcomes James Malcolm Ross to its Board of Directors

KELOWNA, BRITISH COLUMBIA--(Marketwired - June 9, 2014) - SUNVAULT ENERGY INC. (OTC: SVLT) ("Sunvault") ("the Company") announces that Mr. James Malcolm Ross has join the Sunvault Energy Board of Directors.

When Mr. Ross was in his twenties hebegan four terms as Chief of the Teet'lit Gwich'in Council, wherehe spearheaded initiatives that created jobs in the heady days of the Mackenzie Valley pipeline's promotion, and the early development of the hydrocarbon resources of the Mackenzie Delta and Beaufort Offshore. James was a founding director of the Denendeh Development Corporation, Shehtah Drilling Ltd., and the Gwich'in Development Corporation.In the early 1990s James became a key negotiator of the Gwich'in Comprehensive Land Claim Agreement, which was signed with the Government of Canada in 1992. This modern treaty granted the Gwich'in ownership of over 22,000 square kilometers in the Northwest Territories, and 1,500 square kilometers in the Yukon, along with significant local government and co-management rights, and cash compensation. On March 10, 2011, James Malcolm Ross was appointed to the National Aboriginal Economic Development Board. Mr. Ross studied World Petroleum Economics Studies at Yale University and Business Management at the University of Lethbridge.

“We are very pleased to welcome James to our board”, stated Gary Monaghan, President and CEO of Sunvault Energy Inc. “His wealth of experience in an area where Sunvault is focusing attention to, is very valuable to us and we look forward to his direction and collaboration on a number of fronts going forward”, he commented.

The Company would like to also advise that it received an email from the BCSC (British Columbia Securities Commission) on Thursday June 5th stating that the Company had been added to its delinquency list of companies, as the company had not filed its recently due quarterly financial information by the required deadline. On Thursday, June 5th, Gary Monaghan contacted the BCSC to let them know the complexity of the audit that was being conducted with the CleanGen group of Companies and requested discussion and patience while the audit is being completed. While awaiting confirmation of some form and or communication back from the BCSC, on Friday June 6th, the Company received an email from the BCSC advising that the Company was being Cease traded within the jurisdiction of the BCSC. The Company closing date of the acquisition of the CleanGen group of companies made the complex audit extremely difficult to complete in the time frame given, with the financial quarter due May 15th, 2014.

Audits are being completed on the acquisition companies so the consolidated financial statements can be audited and submitted. The Company apologizes for any issue this has caused and is working diligently to complete the audits necessary to move forward as a fully reporting issuer. The company respects that the BCSC is in place to ensure that investors are protected and that full information is submitted. The Company strives to be transparent, fully aligned and working toward the same goal as the BCSC.

About Sunvault Energy Inc:
Sunvault Energy Inc. is committed to bringing cost effective energy generation and energy storage to the solar industry through a seamless and novel integration of energy generation and storage. This technical approach is a first and has the potential to enable the lowest overall system cost at maximum efficiency. Sunvault has further diversified by acquiring companies or assets that are immediately accretive and that will facilitate into ownership of quality non-cyclical assets.

For more information, visit the Sunvault Energy website at http://www.sunvaultenergy.com/ and/or question@sunvaultenergy.com.

Notice Regarding Forward-Looking Statements:
This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that working with Universities will expedite Sunvault technology into real world applications, the ability to reduce the required footprint and cost associated to traditional solar energy generation, collection and storage, or that the technology has the potential to revolutionize how solar energy is generated, stored and utilized. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic conditions, our ability to achieve the expected benefits from the development agreement. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT INFORMATION

Sunvault Energy Inc.
Gary Monaghan
778-478-9530
question@sunvaultenergy.com
www.sunvaultenergy.com